THE ALPINE GROUP, INC. REPORTS
                      APPOINTMENT OF DELOITTE & TOUCHE LLP


         EAST RUTHERFORD, N.J., MAY 31, 2002 - PRNewswire/ - The Alpine Group, Inc. (NYSE: AGI) announced today that it had appointed Deloitte & Touche LLP to serve as its independent public accountants for the year ending December 31, 2002. Ratification of the appointment will be submitted to a vote of the stockholders of the Company at the next Annual Meeting of Stockholders.

         The Alpine  Group,  Inc.,  headquartered  in New  Jersey,  is a holding company for the operations of Superior TeleCom Inc. (NYSE: SUT), Alpine's consolidated subsidiary, which is the largest North American wire and cable manufacturer and among the largest wire and cable manufacturers in the world. Superior TeleCom manufactures a broad portfolio of products with primary applications in the communications, original equipment manufacturer and electrical wire and cable markets. It is a leading manufacturer and supplier of communications wire and cable products to telephone companies, distributors and system integrators; magnet wire and electrical insulation materials for motors, transformers and electrical controls; and building and industrial wire for applications in construction, appliances, recreational vehicles and industrial facilities.